UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 29, 2008 (July 23, 2008)

CHINA SECURITY & SURVEILLANCE  TECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33774	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian, Shenzhen, China, 518034
(Address of Principal Executive Offices)

(86) 755-83510888
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 23, 2008, China Security & Surveillance Technology, Inc. (the "Company") consummated a private placement transaction in which it issued 722,544 units (the "Units") to certain non-U.S. investors (the "Investors") for an aggregate gross cash purchase price of $10 million at per share price of $13.84. The Investors applied for purchase of the Units and the Company accepted such purchase pursuant to the application and acceptance documentation to be filed as exhibits 10.1 and 10.2 to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2008.

Each Unit consists of one share of the Company’s common stock (the "Common Stock") and a warrant to purchase one-fifth of one share of Common Stock. The exercise price for each whole warrant is $19.23. The warrants have a term of 3 years and include a cashless exercise feature.

ITEM 3.02.         UNREGISTERED SALES OF EQUITY SECURITIES

The information pertaining to the Units in Item 1.01 is incorporated herein by reference in its entirety. The Units have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: July 29, 2008

/s/ Tu Guo Shen
Tu Guo Shen
Chief Executive Officer